EXHIBIT 99.1

ISCO International Reports Interim Results of Chicago Trial With Verizon Wireless

MT. PROSPECT, Ill., June 22 /PRNewswire/ — ISCO International (Illinois Superconductor Corporation) (OTC Bulletin Board: ISCO—news ), a leading supplier of interference-control solutions for the wireless telecommunications industry, announced today that it has completed a major field trial with Verizon Wireless in the Chicago area. The trial involved 37 individual CDMA sectors in 12 cell-sites in one of the highest traffic regions of Verizon Wireless’ Chicago network. The trial was designed to evaluate the benefits of interference-control on system capacity, minutes of use, and other measures of physical, operational and economic performance.

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“As far as we are aware, this was by far the most comprehensive and rigorous test of high temperature superconducting (“HTS”) filter systems ever conducted in a live network,” stated Dr. George Calhoun, Chairman and CEO of ISCO. “This test has allowed us to quantify the effects of interference-reduction in a demanding, real-life environment much more scientifically than before. We also have combined for the first time our superconducting front-end system with our patented adaptive notch filter (ANF(TM)) technology, to suppress both in-band and out-of-band interference. We think this may prove to be the preferred configuration for many cell-sites.

“We are not ready to report the results in detail, but we are encouraged by what we have seen so far,” Dr. Calhoun continued. “These results apply to 2G voice-oriented networks. We expect to extend our testing later this year to assess the benefits of HTS and ANF interference-control solutions on 2.5G systems designed for true wireless Internet services.”

ISCO offers the broadest range of interference management solutions in the industry. It offers the only patented product in the world that suppresses in-band interference within 20 milliseconds. The company offers the widest range of configurations for HTS out-of-band interference solutions that support cellular, PCS, 2.5G and 3G systems. Its products include the smallest HTS filter systems on the market today, as well as the only failure-proof all-temperature HTS filter architecture, our patented ATP(TM) system. ISCO has sold more than 470 systems worldwide and has on-going field trials with domestic and international service providers. ISCO is also developing ultra-high-performance superconducting front-end products, including both transmitter and receiver products for emerging third generation (3G) wireless systems. 2.5 and 3G wireless systems are expected to replace current wireless systems over the next several years.

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-

looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company’s common stock because of its de-listing from the Nasdaq National Market in June 1999; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K/A. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.